UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2022

TriplePoint Private Venture Credit Inc.
(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56116	84-3383695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2755 Sand Hill Road, Suite 150 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)
(650) 854-2090
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01    Other Events.
On December 9, 2022, one of TriplePoint Private Venture Credit Inc.’s (the “Company”) borrowers, Medly Health Inc., and its subsidiaries (“Medly”), filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.
As stated in the bankruptcy filings, Medly sought bankruptcy protection due to adverse developments and liquidity issues precipitated by the loss of anticipated financing and the discovery of certain operational, financial and accounting irregularities and improper activities conducted by former employees, including the original founders.
Medly’s filings seek Bankruptcy Court approval for the sale of certain of its assets, including a sale of its Pharmaca line of business to a stalking horse purchaser in which the Company has a non-controlling economic ownership interest. As part of the bankruptcy process, Medly, as debtor-in-possession, is also seeking Court approval for a debtor-in-possession credit facility provided by the Company and its affiliates, of which the Company’s portion is up to approximately $2.3 million, and would be senior to Medly’s other pre-bankruptcy credit and note facilities.
As a result of the filings, the Company has placed its investments in Medly on non-accrual status effective October 1, 2022. Although the amount of recovery of the Company’s investments in Medly is not yet determinable, the Company expects to assign its investments in Medly a rating of 5 under its credit watch list and fully write-down the fair value of its investments in Medly, excluding the debtor-in-possession credit facility, while actively monitoring Medly’s bankruptcy proceedings on an ongoing basis to evaluate its ability to recover any amounts on its investments in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriplePoint Private Venture Credit Inc.

By:	/s/ Sajal K. Srivastava
Name:	Sajal K. Srivastava
Title:	President
Date: December 12, 2022